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                                                              Exhibit 2(b)


                           FIRST AMENDMENT TO AGREEMENT

                        FOR PURCHASE AND SALE OF EXCHANGES

                   HICKORY TECH CORPORATION PURCHASE AGREEMENT


     THIS FIRST AMENDMENT is made and entered into as of the 21st day of February, 1996, by and among U S WEST Communications, Inc., a Colorado Corporation ("USWC"), and Tritech Communications, L.C., an Iowa Limited Liability Company ("Tritech"), Alpine Communications, L.C., an Iowa Limited Liability Company ("Alpine"), and Hickory Tech Corporation, a Minnesota Corporation ("HTC").

     WHEREAS, USWC, HTC, and EBSCo Limited, a District of Columbia Corporation ("EBSco") collectively negotiated, but separately executed on June 15, 1995, two separate Purchase and Sale Agreements providing for the purchase of certain telephone exchanges in the state of Iowa (collectively, the "Purchase Agreements"). The Purchase Agreements are identified as follows: (i) the EBSco Purchase Agreement, as assigned, the Alpine Purchase Agreement; and (ii) the HTC Purchase Agreement.

     WHEREAS, under the HTC Purchase Agreement, HTC intends to purchase certain Iowa Exchanges as listed on Exhibit E.

     WHEREAS, the parties desire to amend the HTC Purchase Agreement in the manner hereinafter set forth so that it will include certain Iowa exchanges that are the subject of the EBSco Purchase Agreement.

     NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements set forth in the HTC Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, USWC, Tritech, Alpine and HTC agree as follows:

     1. Pursuant to Section 1.2, HTC shall pay to USWC as consideration for the sale and transfer set forth in Section 1.1, a total Purchase Price of thirty-five million, two hundred seventy one thousand eight hundred seventy and 00/100 dollars (U.S. $35,271,870).

     2. Section 1.2(A)(iii) shall be amended to extend the time for HTC to obtain a written commitment letter(s) to November 30, 1995. USWC does hereby acknowledge receipt of the commitment letters and that they meet the requirements of Section 1.2(A)(iii).

    3. Pursuant to Section 1.2(A)(ii) EARNEST MONEY. That certain Letter of Credit #S300471 dated June 23, 1995 in the total amount of $600,000.00, as amended, was provided by Alpine on behalf of HTC for the benefit of USWC and shall hereafter be the "Earnest Money".

    4. Exhibit D to the HTC Purchase Agreement shall be amended by the attached AMENDED EXHIBIT D to the HTC Purchase Agreement to reflect only the Exchange Boundary Maps to be purchased by HTC.


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    5.  Exhibit E to the HTC Purchase Agreement shall be amended by the attached AMENDED EXHIBIT E to the HTC Purchase Agreement to reflect those Exchanges that will be purchased by HTC.

    6. Schedule 3.1(L) to the HTC Purchase Agreement shall be amended by the attached Amended Schedule 3.1(L) to the HTC Purchase Agreement to provide for a Switched Access Rate Schedule that blends the access rate for the Exchanges originally covered by the HTC Purchase Agreement and the access rate for the Exchanges being acquired by HTC from the EBSco Purchase Agreement.

    7. Schedule A to Schedule 3.1(L) to the HTC Purchase Agreement shall be amended by the attached AMENDED SCHEDULE A TO SCHEDULE 3.1(L).

    8. Schedule 6.1(C) shall be amended by the attached AMENDED SCHEDULE 6.1(C) which reflects a change of Exchanges to be purchased by Buyer and does not constitute an update to the Schedule 6.1(C).

    9. Pursuant to Section 3.1(J) of the HTC Purchase Agreement, Schedule 3.1(J) shall be amended by the attached AMENDED SCHEDULE 3.1(J) - Related Transactions to the HTC Purchase Agreement.

   10. Within 30 days following the execution of this Amendment, USWC Agrees to deliver to HTC an amended Schedule 1.1 which reflects a change of Exchanges to be purchased by Buyer and does not constitute an update to the
Schedule 1.1.

   11.  Section 1.2(A)(v) is amended by deleting the first sentence thereof.

   12.  Section 1.2(B) is amended to read as follows:

   "B. Purchase Price. On the Closing Date, the Purchase Price shall be payable to Seller by wire transfer of immediately available funds to such bank account(s) as Seller shall designate no later than three (3) business days prior to Closing."

   13. Pursuant to Section 11.3 of the HTC Purchase Agreement, the Notice Provision shall be amended to read:

   If to Buyer:         Hickory Tech Corporation
                        Attn: Robert D. Alton, Jr.
                        221 E. Hickory Street
                        Mankato, MN 56001

                        Alpine Communications, L.C.
                        Attn: Jay R. Eliason, Secretary
                        4428 Northwest 114th Street
                        Des Moines, IA 50322


                                        -2-
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    14.  Except as amended hereby, the HTC Purchase Agreement shall continue in full force and effect.

    IN WITNESS WHEREOF, the parties to this First Amendment have executed it as of the date first above written.

U S WEST COMMUNICATIONS, INC.                       TRITECH COMMUNICATIONS, L.C.



/s/ Solomon D. Trujillo                             /s/ Robert D. Alton, Jr.
-----------------------------                       ----------------------------
By:     Solomon D. Trujillo                         By:     Robert D. Alton, Jr.
Title:  President and Chief Executive Officer          -------------------------
                                                    Title:  President
                                                          ----------------------


HICKORY TECH CORPORATION                            ALPINE COMMUNICATIONS, L.C.



/s/ Robert D. Alton, Jr.                            /s/ Jay R. Eliason
-----------------------------                       ---------------------------
By:    Robert D. Alton, Jr.                         By:    Jay R. Eliason
   --------------------------                           -----------------------
Title: President                                    Title: Secretary
      -----------------------                             ---------------------



* The amended exhibits and schedules mentioned in the First Amendment to Agreement For Purchase and Sale of Exchanges have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.